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                                                                     Exhibit 2.6

                                AMENDMENT NO. 2
                                ---------------
                                       TO
                                       --
                            STOCK PURCHASE AGREEMENT
                            ------------------------


          THIS AMENDMENT NO. 2 dated May 24, 1999 amends that certain STOCK PURCHASE AGREEMENT, dated as of March 26, 1999, as amended by Amendment No. 1 dated April 13, 1999 (the "Stock Purchase Agreement"), between LOUIS PAOLINO, JR. an individual and the persons designated by Louis Paolino, if any (collectively referred to as the "Purchasers" or each, singularly as a "Purchaser") and MACE SECURITY INTERNATIONAL, INC., a Delaware corporation with offices at 160 Benmont Avenue, Bennington, Vermont 05201 (the "Seller").

          For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Stock Purchase Agreement must be amended to reflect the change of the date on or after which, if the conditions to closing are not satisfied or waived and the failure to satisfy any condition is not due to the actions or omissions of the party attempting to terminate this Agreement, any party may terminate the Stock Purchase Agreement and the transactions contemplated thereby.

          In that regard, Section 6.4 of the Stock Purchase Agreement is hereby amended by replacing all references to "July 1, 1999" with "August 31, 1999"

          2. The Merger Agreement must be amended to reflect the increase of the size of the Board, effective as of the Merger, from five to seven member and further reflect that Mr. Paolino and Mr. Papadakis have already been appointed to the Board to fill certain vacancies created upon the resignation of certain directors .

          In that regard:

(a) the text of Section 2.3(d) shall be deleted in its entirety and the following shall be inserted in lieu thereof:

         "(d) Seller shall have obtained resignation letters from each of its then current Directors, other that Jon Goodrich, Louis Paolino, and Constantine Papadakis. The resignation of the Directors shall be effective as of the Closing. Four additional Directors shall be selected by Louis Paolino and appointed by the then remaining Directors, Messrs. Goodrich, Paolino, and Papadakis to fill the remaining four Board seats."


(b) the first paragraph of Section 5.3 shall be amended by deleting therefrom the phrase:

         ", effective upon Closing of the transactions contemplated by this Agreement"


(c) the text of Section 5.4 shall be deleted in its entirety and the following shall be inserted in lieu thereof:


         "All then current Directors, other that Jon Goodrich, Louis Paolino, and Constantine Papadakis will resign, effective as of the Closing. Four additional Directors shall be selected by Louis Paolino and appointed by the then remaining Directors, Messrs. Goodrich, Paolino, and Papadakis to fill the remaining four Board seats."

(d) the text of Section 6.1(j) and Section 6.2(f) shall be deleted in their entirety and the following shall be inserted in lieu of each thereof:

         Paolino shall have been appointed to serve as Seller's President and CEO on substantially the terms as are set forth in the employment agreements attached hereto as Exhibit A. All then current Directors, other that Jon Goodrich, Louis Paolino, and Constantine Papadakis will resign, effective as of the Closing. Four additional Directors shall be selected by Louis Paolinon and appointed by the then remaining Directors, Messrs. Goodrich, Paolino, and Papadakis to fill the remaining four Board seats."


          3. All other terms of the Stock Purchase Agreement shall remain in full force and effect.

          4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment No. 2 to Stock Purchase Agreement as of the day and year first above written.

                         PURCHASER:

                         /s/ Louis Paolino
                         -----------------------
                         Louis Paolino


                         SELLER:
                         Mace Security International, Inc.

                         By: /s/ Jon E. Goodrich
                             ---------------------
                         Name:  Jon E. Goodrich
                         Title:  President and CEO

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